A special meeting of shareholders was held on November 18, 2015. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	5,161,119,572.85	97.256
Withheld	145,658,558.01	2.744
TOTAL	5,306,778,130.86	100.000
John Engler
Affirmative	5,146,088,620.45	96.972
Withheld	160,689,510.41	3.028
TOTAL	5,306,778,130.86	100.000
Albert R. Gamper, Jr.
Affirmative	5,139,390,851.27	96.846
Withheld	167,387,279.59	3.154
TOTAL	5,306,778,130.86	100.000
Robert F. Gartland
Affirmative	5,156,371,432.16	97.166
Withheld	150,406,698.70	2.834
TOTAL	5,306,778,130.86	100.000
Abigail P. Johnson
Affirmative	5,146,073,980.40	96.972
Withheld	160,704,150.46	3.028
TOTAL	5,306,778,130.86	100.000
Arthur E. Johnson
Affirmative	5,154,966,257.69	97.140
Withheld	151,811,873.17	2.860
TOTAL	5,306,778,130.86	100.000
Michael E. Kenneally
Affirmative	5,159,083,013.51	97.217
Withheld	147,695,117.35	2.783
TOTAL	5,306,778,130.86	100.000
James H. Keyes
Affirmative	5,140,479,428.90	96.867
Withheld	166,298,701.96	3.133
TOTAL	5,306,778,130.86	100.000
Marie L. Knowles
Affirmative	5,154,662,494.64	97.134
Withheld	152,115,636.22	2.866
TOTAL	5,306,778,130.86	100.000
Geoffrey A. von Kuhn
Affirmative	5,150,464,060.01	97.055
Withheld	156,314,070.85	2.945
TOTAL	5,306,778,130.86	100.000
Proposal 1 reflects trust wide proposal and voting results.